EXHIBIT 99.2
                                                                   ------------

BUFFETS HOLDINGS, INC. ANNOUNCES EXTENSION OF EARLY TENDER AND EXPIRATION DATES AND REVISED CONSIDERATION IN TENDER OFFER FOR ITS 13.875% SENIOR DISCOUNT NOTES

EAGAN, Minn.--(October 17, 2006)--Buffets Holdings, Inc. ("Buffets Holdings") announced today that it is amending its previously announced tender offer and consent solicitation for any and all of its outstanding 13.875% Senior Discount Notes due 2010 (the "Buffets Holdings Notes") by (i) extending the Early Tender Date to 9:00 A.M., New York City Time, on October 19, 2006; (ii) extending the Expiration Date to 9:00 A.M., on November 3, 2006 and (iii) revising the formula of calculating total consideration and tender offer consideration for the Buffets Holdings Notes. We expect the price determination date for Buffets Holdings Notes to be 10:00 A.M. on October 20, 2006. The terms of the tender offer and consent solicitation for Buffet's Inc.'s ("Buffets") 11.25% Senior Subordinated Notes due 2010 ("Buffets Notes") are not affected. Capitalized terms used but not defined in this press release shall have their respective meanings given those terms in the Offer to Purchase (as defined below).

Buffets Holdings has revised its formula of calculating total consideration and tender offer consideration for the Buffets Holdings Notes by revising the definition of Additional Premium Amount. After revision, Additional Premium
Amount  shall be an amount equal to the product of (A) the  difference  between
(i) the accreted value of the Designated Note on the Applicable Early Payment Date or the Applicable Final Payment Date, as the case may be, and (ii) the accreted value of the Designated Note on December 29, 2005; multiplied by (B) 1.377181.

After giving effect to the revision to the definition of Additional Premium Amount, assuming a settlement date of October 31, 2006 and a reference treasury rate of 4.863%, the hypothetical Additional Premium Amount for each $1,000 principal amount at maturity of the Buffets Holdings Notes would be $8.68 and the hypothetical total consideration and tender offer consideration for each $1,000 principal amount at maturity of the Buffets Holdings Notes would be $901.82 and $871.82, respectively. Each holder who validly tenders its Buffets Holdings Notes and delivers consents prior to 9:00 A.M. on October 19, 2006, the new Early Tender Date, shall be entitled to the total consideration, which includes a consent payment of $30 for each $1,000 principal amount at maturity of the Buffets Holdings Notes. The Early Tender Date for Buffets Notes is 5:00 P.M. on October 16, 2006.

Closing of the tender offer is subject to: (i) Buffets Holdings and Buffets having available funds sufficient to pay the total consideration with respect to all Buffets Holdings Notes and all the Buffets Notes tendered from the proceeds of a new notes offering of Buffets, borrowings under its credit facility and/or real estate financing, (ii) receipt of consents of the noteholders representing a majority in aggregate principal amount or principal amount at maturity, as applicable, of each of the Buffets Holdings Notes and the Buffets Notes and (iii) certain other customary conditions.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Buffets Holdings Notes or Buffets Notes or other securities of either Buffets Holdings or Buffets. The offer is being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated September 15, 2006, as amended ("Offer to Purchase") and related applicable Consent and Letter of Transmittal, as amended. Copies of documents may be obtained from Morrow & Co., Inc., the information agent for the tender offers and consent solicitations, at (800) 607-0088 (toll free).

Forward-looking Statements

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets Holdings' business, adverse weather conditions, failure to realize the cost savings from its acquisition of Ryan's Restaurant Group, Inc., future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, public health developments including avian flu, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the "Risk Factors/Forward-Looking Statements" section contained in Buffets Holdings' Form 10-K which was filed with the Securities and Exchange Commission on September 20, 2006.

The statements in this release reflect Buffets Holdings' current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

About Buffet Holdings

Buffets currently operates 340 restaurants in 32 states comprised of 331 buffet restaurants and nine Tahoe Joe's Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises eighteen buffet restaurants in seven states.